Exhibit 99.1
SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
Confirmation # 9654807

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
April 10, 2006
7:30 a.m. CT
Operator: Good day everyone and thank you for joining the Somaxon Pharmaceutical Phase III results conference call. As a reminder, this call is being recorded.
Our speakers on today’s call will be Ken Cohen, Somaxon Pharmaceuticals’ Chief Executive Officer; Philip Jochelson, Somaxon Pharmaceuticals’ Senior Vice President; Meg McGilley, Chief Financial Officer, and Rob Whetstone, Investor Relations for Somaxon Pharmaceuticals.
At this time for opening remarks and introductions, I would like to turn the call over to Mr. Rob Whetstone; please go ahead, sir.
Rob Whetstone: Thank you. Good morning everyone and thank you for joining us today to discuss Somaxon Pharmaceuticals’ positive Phase III clinical trial results with SILENOR for the treatment of adults with chronic insomnia.
On the call today, as you have heard, Ken Cohen’s Somaxon’s President and Chief Executive Officer; Dr. Phil Jochelson, the company’s Senior Vice President and Chief Medical Officer; and Meg McGilley, the company’s Vice President and Chief Financial Officer.

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
Confirmation # 9654807

First, some housekeeping issues before we start, if you would like to be added to Somaxon’s fax and e-mail list to receive company information, or if you would like to change your contact information, please contact Angie Chen at Pondel Wilkinson at 310-279-5972.
In addition, be advised that this conference call is being broadcast live on the Internet at www.somaxon.com as well as www.opencompany.info. A playback of this call will be available and may be accessed on the Internet at both Web sites.
Please note that all of the information discussed on the call today is covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act. I caution listeners that during this call Somaxon management will be making forward-looking statements. Actual results could differ materially from those stated, or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. These forward-looking statements are qualified in their entirety by the cautionary statements contained in Somaxon’s SEC filings, including the annual report on Form 10-K that the company expects to file shortly.1
The content of this conference call contains time sensitive information that is accurate only as of the date of this live broadcast, April 10, 2006. Somaxon undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call.
With that said, it’s my pleasure to turn the call over to Ken Cohen. Ken.
Ken Cohen: Thanks, Rob, and good morning everybody. We really appreciate everybody joining us on such short notice, but short notice and getting up very early on the morning on the West Coast is well worth it when we have the opportunity to present this kind of news to you. We’re going to

[1]	Note the Company filed its Form 10-K on March 22, 2006.

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
Confirmation # 9654807

talk primarily today about results of our first Phase III clinical trial with SILENOR in the treatment of adults with chronic insomnia.
Before I turn things over to Dr. Phil Jochelson, I’d just like to recap a very brief overview of the company for those of you who are new to us. Somaxon is a specialty pharmaceutical company. We’re focused on in licensing and developing proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Our lead product candidate SILENOR is currently in Phase III clinical trials for the treatment of insomnia. We also have a second product candidate oral Nalmefene which is currently in a Phase II/III clinical trial, pathological gambling, an impulse control disorder. And a pilot phase [I] clinical trial for smoking cessation. Acamprosate, a potential treatment for movement disorders is currently in a formulation development program. But today’s focus is entirely about SILENOR.
SILENOR, I’ll remind you, is a very low dose oral tablet formulation doxepin hydrochloride. It is patent protected for its use in insomnia at these low dosages. These are the dosages that we’re evaluating in our clinical development program. Doxepin is a well known compound. It’s been prescribed for more than 40 years, principally for the treatment of depression and anxiety at dosages typically ranging from 75 milligrams to 300 milligrams per day which is 50 to 100 times or more of the doses that we are studying.
Though it’s established as an antidepressant that’s effective, at high dosages doxepin is known to have a range of undesirable side effects which include daytime sedation and drowsiness, dry mouth, blurred vision and other anti cholinergic effects. But at the low dosages that we’re using in SILENOR, one, three and six milligrams, these side effects have not been observed in the clinical trials that we’ve conducted.
We believe that SILENOR works differently than other approved insomnia — than the approved insomnia medications in that its effects are mediated through the histaminergic system. And

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
Confirmation # 9654807

that’s distinct from working through the GABA receptors, which is where most other insomnia drugs work. Blocking histamine is known to help promote and maintain sleep, and SILENOR is a potent blocker of H1.
In 2005, we reported on two successful Phase [II] trials, and from that basis, we moved into our Phase III program that’s now underway, and that’s what gets us to today’s news. Earlier this morning, we issued a news release, announcing positive Phase [III] results for SILENOR in its first Phase III trial for sleep. We’re very excited about these results. We believe this is a highly successful trial. That together, with our other pending trials, as they come through should they be successful as well, would help to support an NDA filing.
So right now, I’d like to turn the call over to Dr. Phil Jochelson, our Senior VP and Chief Medical Officer, who will review the design of this trial and the highlights of its results. Phil.
Phil Jochelson: Thank you, Ken and good morning everyone. Thank you for joining us. Before I provide the highlights of the study, I just wanted to take a few minutes to remind you of the study design. This was a Phase III randomized double-blind placebo-controlled parallel-group, multi-center, 35-day study designed to assess the efficacy and safety of three and six milligrams of SILENOR relative to placebo in adult patients with chronic primary insomnia, which were characterized by sleep maintenance difficulties.
The primary end point was wake after sleep onset, or WASO, which as you know is the preferred maintenance end point from the FDA. And this is an objective measure of sleep maintenance which is evaluated in the sleep laboratory setting over an eight-hour period. Eligible patients were required to have a three month history of DSM IV defined primary insomnia, and also required to undergo a 2 night screening evaluation in the sleep laboratory to confirm their eligibility.

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
Confirmation # 9654807

The eligible subjects were then randomized to either placebo, three or six milligrams for nightly administration and efficacy valuations were conducted for up to four weeks. This study enrolled 229 patients with chronic insomnia. The results from the study demonstrated that SILENOR doses of three and six milligrams achieved highly statistically significant results in the primary end points of wake after sleep onset. SILENOR also demonstrated significant improvements in several important secondary efficacy endpoints including latency to persistent sleep a measure of sleep onset, total sleep time and sleep efficiency. As many of you may know, the sleep efficiency index of total sleep time and is defined by the total sleep time divided by the time in bed, which is a fixed constant of eight hours.
As we wish to preserve the ability to publish our data in a more comprehensive manner in the future, I will only provide some of the highlights from the study. Also, I will not make any direct comparisons between SILENOR and other approved insomnia medications. A trial conducted by the sponsors may differ with respect to study design related issues, such as patient entry criteria and population. So a direct comparison is not feasible and not scientifically appropriate from our perspective.
The results of the primary end points to the study, the WASO, or wake after sleep onset, were significant for both of our doses with a P value of less than 0.0001. WASO was reduced by 26 minutes for the three milligram group and 31 minutes for the six milligram group versus placebo. Statistical significance versus placebo was maintained at both doses for all time points during the study.
A secondary end point of total sleep time was statistically significant with a P value of less than 0.0001 with both doses at the initial treatment period, and increased from a mean of 374 minutes for the placebo group to 415 minutes for the three milligram group and 421 minutes for the six milligram group. This demonstrates about a 40 minute improvement for the three milligram group, and a 45 minute improvement for the six milligram group relative to placebo. The drug

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
Confirmation # 9654807

effect made statistically significant for both doses relative to placebo after four weeks of consecutive nightly administration.
Sleep efficiency demonstrated results that were significant and consistent with those observed with the total sleep time. We have the ability in these studies to look at the sleep efficiency by thirds of the night, and I wanted to share with you what we think is important. The final third of the night for SILENOR generally demonstrated significant improvements in sleep efficiency versus placebo for both doses. This is an important finding since it shows the sleep maintenance effects of SILENOR persisting into the final hours of the night.
With respect to sleep onset, SILENOR demonstrated a significant reduction in latency to persistent sleep at the initial treatment period for both doses. The latency to persistent sleep or LPS for placebo was approximately a mean of 45 minutes. Both the three and the six milligram SILENOR groups were reduced down to 27 minutes. This reflects a [P] value that equals 0.011 for the three milligram dose, and a P value of 0.0018 for the six milligram group. These effects on sleep latency persisted and were numerically improved at the four week time point, however, were not significant predominantly due to a marked increase in the placebo group at that point. Both doses of SILENOR were well tolerated, and side effects for SILENOR groups were comparable to placebo and there were no statistically significant differences versus placebo in the next day residual function measures in which we evaluate the digit symbol substitution test, symbol copying test, and visual analog scale of sleepiness which are the standard assessments of next day function.
Importantly, there was no evidence of tolerance to SILENOR over the treatment period and sleep architecture was preserved. Rebound insomnia, withdrawal effects, memory impairment, weight gain and anti cholinergic effects were not observed in the study. So we now have, as you know, last year we reported out on two Phase II efficacy studies. This is the first set of data from our

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
Confirmation # 9654807

Phase III program. Somaxon has now conducted three randomized controlled efficacy studies. And I’d like to point out that the data has been consistent and reproducible from study to study.
At this point, I’d like to turn the call back over to Ken.
Ken Cohen: Thanks, Phil. Well as Phil described to you, we’ve had a successful study here. We think these findings are clinically very relevant to the patient. We think that this profile as we’re able to build it, confirm it with further studies, really gives an opportunity for a product with a very competitive profile for the marketplace.
I’d like to remind you that these are the first of — these results are from the first of four Phase III trials that we’ve undertaken. As we’ve previously guided, we’re anticipating that results from the remaining clinical trials, all of which are currently enrolling, will be reported before the end of 2006, which would lead us to anticipate an NDA filing in the first quarter of 2007.
I’ll touch briefly, to remind you what these other Phase III trials are. We have a three month trial ongoing in 250 elderly patients, a design similar to the one we just reported on, but its three months and we include periodic laboratory assessment. The doses in that study, which is in elderly patients, are one milligrams, three milligrams and the primary endpoint is objective WASO as it was here.
We have another Phase III trial going in a model of transient insomnia. This is where we take approximately 500 normal volunteers. We assess them in the sleep laboratory for a single night and the primary endpoint is objectively measured latency to persistent sleep. The dose in that trial is six milligrams versus placebo.

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
Confirmation # 9654807

Our fourth trial is in approximately 240 elderly patients, done entirely as outpatients. They take the drug nightly. It’s approximately a one month trial. And we look at six milligrams versus placebo. The primary end point in that one is subjective total sleep time.
So pending the successful outcome of further trials, we really think we have a significant opportunity to compete in this market segment. Not only is it positive data, but we have a chance for a very well differentiated product profile. The mechanism of action, I believe, which is H1, is different than everything else out there. Doxepin, the active agent in SILENOR has been for many years, is a non scheduled substance. And we have a clinical profile that shows improvements in sleep onset, sleep maintenance and sleep duration, all with an attractive safety and tolerability profile.
I’ll also add that with these data now in hand, we will begin in earnest to evaluate the potential marketing partners for SILENOR. We think that based on the strength of these data, we’ll have significant interests. We’re not going to provide guidance as to who it might be, what the deal is going to look like and when it’s going to get done. But we do have ourselves now, with good data, and moving into this process all with a strong financial position. We have sufficient cash to take us through these trials and an NDA filing and some time beyond that.
Our interest is simply to negotiate the best deal for Somaxon and our shareholders in the long term commercial success for the product. I’ll also add that for those of you who happen to be with us in Chicago this week, for the Bio meeting, we are presenting a company overview tomorrow, Tuesday, the 11th at 3:30 in the afternoon central time, at the Bio meeting at the McCormick Place. They did not set that up for a webcast. We won’t be presenting new data, but some of what you heard this morning will be in graphic form, and those slides will be filed on an 8-K tomorrow, and you’ll have a chance to see that.

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
Confirmation # 9654807

Well we’re thrilled about today’s news. It’s a very promising and exciting step in the development of SILENOR for insomnia and in the future of our company. I’d like to take just a minute, to thank all of the team, the exceptional people we have at Somaxon who are making all of this happen. To all of you who as investors who have provided the resources for our company to take on these programs, we‘d like to express our thanks for your confidence in us as well.
So at this time, we would be happy to address questions. So I’ll ask the Operator to facilitate that.
Operator: Thank you, Mr. Cohen. The question-and-answer session will be conducted electronically today. If you would like to ask a question, you may do so by pressing star one on your touch-tone telephone. Also if you’re on a speakerphone, please remove your mute function to allow your signal to reach our equipment. Once again, that is star one if you would like to ask a question.
First, we’ll hear from Deb Knobelman of Piper Jaffray.
Deb Knobelman: Good morning, guys and congratulations.
Ken Cohen: Thanks, Deb. Nice to hear from you.
Deb Knobelman: Yes, just a couple of questions. First, on the latency to persistent sleep, you said that the initial treatment period was significant, but then not afterwards. What — is that the first night or the first week? What were the time points that you measured over the course of the four weeks?
Phil Jochelson: Right. So that was on the first night on drug is our first evaluation. And we’ve had subsequent valuations. Patients take it nightly, but they come back to sleep lab after two weeks, and then after four weeks for the final evaluation, efficacy evaluation. So we did demonstrate a statistical result on the first night relative to placebo. In the effect, we had a significant placebo

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
Confirmation # 9654807

response on the latency to persistent sleep. So at a later time point, we actually lost the statistical significance. However, the effect that we saw on night one in the drug treated group was sustained numerically so that number did not change at the four week time point. So the 27 minutes that you see was approximately the same number that 27 minute latency to persistent sleep, was approximately the same number at the four week point, numerically.
Deb Knobelman: OK. How much did the placebo week improve over that period?
Phil Jochelson: Well the placebo improved from 45 minutes at the first night to approximately 30 minutes or 31 minutes at the four week time point. As you can see, they improved by about 15 minutes. And therefore, we lost the statistical significance, but we were running numerically lower.
Deb Knobelman: Right. OK. You mentioned that you wouldn’t compare the outcome of the trials to some of the current competitor drugs, but can you just give us some color maybe on what might have been different about the patients that you put into the trial? Is there anything specific?
Phil Jochelson: Well in this particular study, we identified patients — chronic insomnia characterized by sleep maintenance difficulties. So we specifically went after those types of patients. We clearly picked up some patients with some sleep onset difficulties, as well, as the evidence of the effect of latentcy to persistent sleep. But primarily it was designed with WASO, which, as you know, as a sleep maintenance measure primary endpoint, and therefore, enrolled the patient population that would facilitate demonstrating that efficacy on that endpoint.
Deb Knobelman: I see. And then, in the two other elderly studies you’re doing, did you also specifically screen for maintenance difficulties?
Phil Jochelson: Well the — one of those studies will have both onset and maintenance difficulties, and the other one is primarily maintenance difficulties. So the three months elderly study is primarily

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
Confirmation # 9654807

designed for sleep maintenance, whereas the four week outpatient elderly study is designed to look at both.
Deb Knobelman: OK. And then just one final question, do you guys think the FDA might ask you for a driving study?
Phil Jochelson: Well all I can say is that in the two meetings that we’ve had with the agency, one with the anesthesia critical care, and then we got transferred to neuropharm, we have not had any indication from them that a driving study would be required. And I don’t believe that there’s any law or federal regulation or guidance that requires a driving study for these type of agents.
Ken Cohen: I would add that the label for doxepin as it’s out there, cautions against driving or heavy machinery. With or without any driving studies, we think that’s a very appropriate thing for a drug designed to help people to sleep.
Deb Knobelman: All right. OK. Great. Thank you.
Operator: And next we’ll hear from Don Ellis of Thomas Weisel Partners.
Don Ellis: Good morning, everyone.
Ken Cohen: Don, thanks for getting up so early.
Don Ellis: No, problem. Just a couple of quick questions. One is regarding the regulatory process here. You’re conducting four trials. You have one certainly positive trial all ready. Do all of the three remaining trials need to be positive? Or do you just need to get one positive out of the next three trials to have a regulatory filing?

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
Confirmation # 9654807

Phil Jochelson: Yes, in our discussions with the FDA, they’ve indicated to us that they just need two randomized controlled efficacy studies that are representative of the patient population. So we now have a positive study in the adults, so — which is representative of one of the populations. And then we have two elderly efficacy studies. So we really only need one of those positive to have a fileable package. So I think the answer is we need one additional positive phase three study in the elderly population, and I think we’d be in a good position to file.
Don Ellis: Great. Thank you. Next question is regarding your licensing strategy. Remind us, are you planning to license the drug out in the U.S. and the rest of the world, or are you going to keep U.S.?
Ken Cohen: This is really a U.S. focused program, that’s where our patents are issued. That’s where most of the market is. And that’s really been our focus. We don’t have a patent position outside the U.S. There may be some exclusivity opportunities in some selected markets, but this is really a U.S. [drug].
Don Ellis: Great. The last question is, I mean assuming that at least one of these three additional trials comes out positive, and you understand what the profile of the drug looks like, would you say that Lunesta is more of a direct head to head competitor, than would be Ambien and Sonata?
Ken Cohen: I wouldn’t really say that one particular drug out there is more of a competitor. I would really say that there’s now three, Sonata, Ambien in its two versions, and Lunesta and soon to be a fourth, indiplon, GABA acting drugs out there. We believe that all of those GABA acting drugs are reasonably similar to each other and they’re certainly direct competitors that we think will have to compete to a great extent on subtleties and technicalities and numerical differences in various studies.

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
Confirmation # 9654807

Whereas, we think that SILENOR has a chance to stand entirely apart from the rest of the class. It’s not a GABA acting drug. It will be, if approved, the only H1 acting drug. GABA drugs are scheduled; this is not. And of course, the clinical profile, we certainly believe what’s shaping up here as we obtain these data, is certainly right in the ballpark or better as where you need to be on efficacy. And the tolerability and safety profile look to be very positive. And we’ve got a forty-year marketed history at much, much higher dosages and in today’s environment, safety is a very big issue. So I think, irrespective of who wins the competition among the GABA acting drugs, this drug really has a place potentially in the doctor’s group of preferred drugs, as either a first line choice in many patients, or an alternative in many patients of the GABA class.
Don Ellis: Actually I did have one additional, how significant do you think the advantage will be that your drug is not scheduled and you’ll be able to sample it anywhere in the U.S. versus the other ones.
Ken Cohen: We think it’s a very important advantage. Sampling, that you just mentioned is certainly a great help in marketing a drug like this. But I go beyond that, we estimate, as do many other sources, there are about 70 million insomniacs in the United States. And only around 10 million of them are getting prescription sleep medication. And when you do your market research on the patients who want help, but aren’t being treated, a concern about the potential for dependence goes along with scheduled drugs and their reputation. It comes up pretty frequently. This is frequently sited by physicians as well.
But to the extent that you can alleviate patient’s concerns about dependence, taking a drug night after night, we think that’s a tremendous advantage, provided that you also have an attractive efficacy and safety profile which is what we’re in the process of developing with this program.
Don Ellis: Great. Thank you for taking the questions.
Ken Cohen: Thanks, Don.

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
Confirmation # 9654807

Operator: Edmund Kim of JP Morgan has our next question.
Edmund Kim: Congratulations guys on the results. The first question, I just wanted to tease your response to Deb’s question on onset. Is simply a screening issue for the expectation that you’ll be able to hit onset? Do the results from this study suggest that doxepin has a meaningful effect at onset? That’s the first question.
Phil Jochelson: Great. Yes. So as you know, this study was not enriched for sleep onset problems. However, as you know many patients with insomnia even though you may try and identify a sleep-maintenance-impaired population, there’s definitely going to be some patients who have both onset and maintenance problems. You just didn’t necessarily require them to have an onset requirement to get into the study.
So we believe that in those patients who do have sleep problems, that you can actually demonstrate an effect based on sleep onset. Even in our Phase II studies, we have these numerical trends that were not significant but was indicating a signal of sleep onset. And I think, in this phase three study, we were able to show that you can achieve statistical significance, and, you know, it just really depends on how many of those patients you would actually get into the study and what kind of placebo response they would have. But I think we will be doing hopefully, a decent job of addressing this with our future studies.
We have a transient insomnia study which is specifically designed to look at sleep onset. And we also have one of the elderly studies, which is the outpatient study that will be specifically designed to look at both sleep maintenance and sleep onset. And I think, we feel that once again that the effects of sleep onset in this study was convincing and not acting numerically clinically substantial, but statistically significant. I don’t think anybody has been able to get rid of in the area of sleep is that placebo response. And you can see that from study to study. You can look

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
Confirmation # 9654807

at, for example, the Sonata literature, some of the other more recently approved sleep — drugs for sleep onset, and you can actually see at the subsequent time points, the placebo group has — they’re like placebo, it just takes time to get a response.
Edmund Kim: Again, can you just repeat what was the numerical numbers for the placebo effect at the initial measurement at four weeks again?
Phil Jochelson: Could you repeat the question.
Edmund Kim: What was the — can you just repeat what was the numerical minutes for the placebo measurement at T-zero and at four weeks? You said it was 45 minutes down to, was it 31?
Phil Jochelson: Yes, it was 45 minutes down to 31 for the placebo group.
Edmund Kim: My third question, on — just — I just wanted a little clarification for the language in the release, about generally demonstrated statistical improvement and sleep efficiency, for the third part of the night, can you comment on what you feel how persistent maintenance is throughout the night? Or do you see it more in the third part of the night?
Phil Jochelson: Yes. We see it in all thirds of the night. And — but we feel it’s important that people understand the importance of the final third of the night. As you know, in these studies you’ve got multiple doses in multiple timepoints and we hit at significant in most of those time points for most of the doses. But as you know, there is some variability in this time frame and you don’t hit it at every end point or every time point. And that’s why they use the word generally.
Edmund Kim: And how — of the 229 patients how many actually completed the study?
Ken Cohen: I’m sorry, Edmund, you broke up there.

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
Confirmation # 9654807

Edmund Kim: Of the 229 patients, how many patients completed the study?
Phil Jochelson: Right. It’s important to address that. First of all, we had approximately nine patients discontinued during the single blind placebo run-in period. And then we had subsequently about another 18 subjects who discontinued during double blind period, but these were evenly distributed across the treatment groups. And there was only one of these that discontinued actually due to — actually sorry, a couple — only two of those that really discontinued due to an adverse event.
So we have essentially about 200 and what’s 18 less than 229 — yes, so we had about 210 patients complete the final treatment period.
Edmund Kim: And so the bulk of the patient discontinued due to non compliance issues, would that be correct?
Phil Jochelson: Well it’s interesting; we had a lot of interesting things happen during this study. First of all, we had Katrina, and we lost several patients due to the hurricane season, both Katrina and in Florida, who were randomized, but then couldn’t complete the study. And then we also lost a couple of patients due to the transit strike in New York, who couldn’t make it in for their visits. So, you know, it was just one of these things of running a study, the natural disasters, and some of the other non natural disasters, I guess, if you lived in New York.
Edmund Kim: Great, thanks, guys.
Operator: Thank you, Mr. Kim. Once again as a reminder if you would like to ask a question, you may do so by pressing star one. Next we’ll hear from Ian Sanderson of Cowen & Company.

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
Confirmation # 9654807

Ian Sanderson: Good morning. Thanks for taking the questions. First, do you have any plans to run a six month use trial, if, you know, you’re really pushing for a non tolerant marketing push here?
Second, have you done any dose escalation work either prior to this, or planning to do so as part of the phase three to see whether you can go much beyond the six milligram dose, and not see the cholinergic side effects?
And then, third to get a sleep onset claim, do you think you will need to show success in those two studies that have LPS as a measure or do you think only one of those will be required for a sleep onset claim?
Ken Cohen: Ian, I’m just taking notes to make sure I got it. The first question was, do we plan six month studies?
Ian Sanderson: Yes.
Ken Cohen: The second question was ...
Ian Sanderson: Any dose escalation work.
Ken Cohen: And what else we think we need for an onset claim.
Ian Sanderson: Yes.
Ken Cohen: Phil.
Phil Jochelson: OK, great. So in terms of the six months, the — if you look at what’s all ready out there in the public domain, you can — for example, you can look at Lunesta both being able to

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
Confirmation # 9654807

demonstrate that the effect that you get the first night is probably the same that you’ll get at one month versus two, three, four, five, and six months. There isn’t any reason to believe that you would get tolerance beyond the three months or even one month time point. There certainly isn’t data to suggest that. So we have a three month study that is designed, which is an elderly study. And we feel that it will be sufficient to deal with the long term efficacy issues. And certainly it’s not an FDA requirement to do a six month study.
So we feel that also with the substantial human exposure safety experience that all ready exist out there — at higher doses, we feel that we’ll be well covered with the duration of treatments that we have.
As you know, for example, Ambien CR got approved with two studies that were three weeks in duration, and understanding that Ambien was not a new chemical entity, but nor a is doxepin, a new chemical entity. And as you know, we’ll be using a regulatory strategy of the 505(b)(2) strategy, which uses all of the prior NDA filing data to support your safety position.
With respect to dose escalations, we’ve now demonstrated between the elderly and the adults, efficacy at 1, 3 and 6 milligrams. You know, we know that these doses in the data generated to date is well tolerated, and does not appear to have any anti cholinergic effects or many of the effects that you see with high dose doxepin. But we don’t see the need to escalate beyond the doses that we have. It’s well tolerated, meaning you have a good efficacy profile in the evaluations that we’ve conducted. And we think we’re in the sweet spot for the doxepin dose range. So I don’t think there’s any need for us to explore anything outside it.
With respect to onset, I think as you know, we’ve got three more studies to go. So even though two of them are more specifically designed to deal with onset, we still do have three more shots on goal with respect to the onset claim.

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
Confirmation # 9654807

I’ve — you know, I — nobody will guarantee the outcome of this. I think having one of them showing efficacy on that end point, and only requiring one more study. And remember, we don’t have to get onset at every dose. We’ve got several opportunities to demonstrate that with our upcoming studies.
Ian Sanderson: Thank you.
Operator: Moving on to Jami Rubin of Morgan Stanley.
Jami Rubin: Thank you and congratulations, Ken. Just a couple of follow up questions, again, back on that onset question, if your third trial is a transient insomniac trial, would that be sufficient to get an onset claim if you’re successful there.
And the second question is it was our understanding that this trial included latency to sleep onset as a secondary end point, as well to — as well as LPS. You talked about LPS in your press release, but we didn’t see any reference to LSO. So can you please clarify that for us, thanks?
Phil Jochelson: We did not report on the — in today’s call on the subjective measures. What we’ve done today is report on our top line data. This study is primarily designed as an objective study and that’s why it has the sleep laboratory assessment as the primary efficacy assessment. We obviously do calculate a whole host of secondary parameters. We hit significance in some of these parameters, at some of the time points. But, you know, as I said, there’s variability with this data.
On the subjective data, we also saw substantial placebo response with time, but we haven’t given the details of all of the subjective data at this time.

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
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Ken Cohen: Yes, we — I mean generally, on many subjective measures, we did see evidence that patients responded at most points in the study. Effectively, patients reported themselves better than their baseline but didn’t always separate from placebo, a common complication in these studies.
Jami Rubin: And the question on onset.
Phil Jochelson: I think you were referring to the latency of the sleep onset. The subject of assessment in this study was not consistently separated from placebo.
Jami Rubin: OK.
Operator: Was there anything further, Ms. Rubin?
Jami Ruben: Yes, the question about FDA, what’s required for onset, just to be — so I can be clear. Your transient insomniac study, if you’re successful there, would that be sufficient for an onset claim?
Phil Jochelson: Well, we haven’t specifically asked them that question, but an onset study by itself, I don’t think, would give you an onset claim. I think you would like two studies to demonstrate onset, in order to give that onset claim. So I think you have to show reproducibility of your data to do that. So, I think, in combination with this study, I think that there is certainly a great opportunity for us to get an onset claim. You know, in these studies, ((inaudible)).
Operator: Everyone please standby. Once again if everyone will please standby, as we await the arrival of our speaker.
Ken Cohen: Are we back?

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
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Operator: Mr. Cohen, your line is open, sir. Please go ahead.
Ken Cohen: Yes, Phil was just commenting on what we think we need for the transient claim — I’m sorry — for the onset claim.
Phil Jochelson: Right. I don’t know where I dropped off. But I just wanted to mention that I think in — if the transient study is positive and where latency to persistent sleep is the primary point, combined with the data that was generated in this study, we believe that an onset claim is a possibility.
I also think that you don’t have to hit latency at every end point — I mean at every time point for every dose in order to get a claim. And could point you to — I’d say you just go back to look at the literature on some of the already approved compounds, and go and look at the labels, and you’ll see that while they have claims for certain things, it’s not because of hitting it at every end point for every dose. So you really can do it with one or two studies demonstrating a reproducible effect.
Operator: And again, Ms. Rubin, was there anything further?
Jami Ruben: No. You answered my questions. Thanks.
Operator: Thank you. Next, we’ll hear from Paul Boni of PAW Partners. Mr. Boni, your line is open; please go ahead.
Paul Boni: Hi, thanks. Excuse me. Will you do anything to distinguish your molecule from Trazodone?
Phil Jochelson: Well I think, you know, we haven’t, you know, publicly shared what our differentiation strategies or Phase III/IV planning would entail. I think the most important thing is to identify

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
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doses that we plan to commercialize, which we haven’t obviously done yet. We’ll wait for an entire phase III program to do that, and then, I think, have the ability to differentiate.
Ken Cohen: The other thing I’d add is if you look at the literature and you see, what has been done to support the use of Trazodone, there’s not a whole lot. They’ve certainly not reported studies that have delivered these kinds of robust results. There’s a signal here or there in the published controlled studies. But we think a drug that has a complete package with an FDA approved claim, something that you can promote and robust and reproducible data underneath it, is just worth a whole lot more in the marketplace for patients, than something that’s used largely off label based on anecdotal impressions without a lot of data, and without any promotion and support.
I would also add that we do have issued U.S. patents that claim the use of very low dose Trazodone in insomnia. These are somewhat similar to the patents we have around SILENOR. But we do think from a competitive and exclusion point of view, we do have that covered.
Paul Boni: OK. Thanks. Just to make sure I understand your answer, it seems like you can either generate data, get the label and market and I see that as an advantage or you could actively go after Trazodone in a way with data, will you do both?
Ken Cohen: You know, I think all of the marketing strategy whether you have comparative studies, you know much of that is yet to be worked, so it depends a lot on how our partner views this. But again, Trazodone is not an approved product for insomnia. There’s not a whole lot of data to support its wide spread off label use. And there’s nobody promoting it. So we think we’ve all ready got some advantages on our side. Whether we do a comparative study, whether we specifically target that as part of our marketing strategy, I think all of those questions are in process.

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Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
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Paul Boni: Great, thank you.
Operator: And once again as a reminder if you would like to ask a question, that is star one on your touch-tone telephone. Gregg Gilbert of Merrill Lynch has our next question.
Gregg Gilbert: Thanks. I have a couple. I’ll take them one at a time. First, do you have a good sense for what percentage of patients on doxepin today have depression or anxiety? And what are your plans for trials in those populations?
Ken Cohen: Well doxepin’s original approval is as an antidepressant and there were subsequent claims for anxiety. We believe based on the dosages used and what market research is available, that most of the high dose doxepin out there being used today is for depression and to a lesser extent anxiety. We currently do not have plans to do depression trials or anxiety trials at this very low dose.
The literature and the accumulated experience with the drug all suggest that the anti depressant dose is the much higher dose.
Gregg Gilbert: Right.
Ken Cohen: Now whether helping people to sleep has some impact on their depression, of course, is a subject for a whole other conference call and then some.
Gregg Gilbert: Right. Secondly, on the IP around the drug I’m assuming you’ll get three year Hatch-Waxman, but can you describe to us in simplistic terms what supports the patentability other than just simply a different dose working for a different indication?

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
Confirmation # 9654807

Ken Cohen: Well I think the last thing you said is indeed the core of the patent position. It is — we have patents on both a method of treating chronic insomnia at a low dose and transient insomnia. If you talk to most experts in this field, the typical response will be while it may not be surprising that doxepin has an impact on insomnia, it is highly surprising that this low a dosage of doxepin has an impact. And it’s that very surprising result, the absence of references and experience with a dosage so low that supports the patent position.
Another additional aspect, the transient insomnia patent which takes us all the way out to 2020, part of the nature of the surprise underlying that invention is the very — an effect from the very first night. It was well known for many years that it took several weeks for depressed people to respond. And even sleep in depressed patients had been published to take around a week to show an effect. Yet, what our inventor, Dr. Kavey showed was that the very first night in a transient insomnia patient got an effect, and in fact, that was confirmed in the study we just did, for example, by the LPS signal. Our own chronic patent was also cited as prior art before the filing of the transient patent and the transient patent went ahead and issued. So we feel very good about this IP.
Gregg Gilbert: Thanks. And lastly, in your opinion, what measures is the FDA most focused on in terms of next day effects? And what can you say about next day effects in this trial?
Phil Jochelson: Right. Well as you know, the standard assessment for the next day effect was using three measures, the digit symbol substitution test, the symbol copying test, and the visual analog scale of sleepiness. And we did not demonstrate any effects that were significant for any of the — those groups at any of the time points in which it was evaluated during the study.
Gregg Gilbert: Thank you.

SOMAXON PHARMACEUTICALS
Moderator: Ken Cohen
04-10-06/7:30 a.m. CT
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Operator: Thank you, sir. And as a final reminder if you would like to ask a question or pose a comment, you may do so by pressing star one at this time.
Ken Cohen: Well we’d like to thank everybody for calling in today. I just wanted to reiterate how excited we are, what a promising step this is, we feel for SILENOR and for our company. And we look forward being in touch with all of you on a continuing basis. Thank you.
Operator: That does conclude today’s conference, we do thank you for your participation.
END